Exhibit 2.5

CERTIFICATE OF DESIGNATION OF

SERIES D PREFERRED STOCK

OF

20/20 GENESYSTEMS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned duly authorized officer of 20/20 GeneSystems, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the authority conferred upon the board of directors of the Corporation (the “Board”) by the Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board on June 7, 2024 adopted a resolution which creates a series of Preferred Stock of the Corporation designated as Series D Preferred Stock as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation (which authorizes 20,000,000 shares of Preferred Stock), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Certificate of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series D Preferred Stock” (the “Series D Preferred Stock”). The number of shares constituting such series shall be 936,329. Such number of shares may from time to time be increased or decreased (but not below the number of shares then outstanding) by the Board in accordance with the Certificate of Incorporation and applicable law. Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

2. Ranking. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series D Preferred Stock shall rank (i) pari passu with all Parity Securities; (ii) senior to all Junior Securities; and (iii) junior to all Senior Securities, if any. As used herein, “Parity Securities” means the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Corporation, and any class of securities hereafter authorized that is specifically designated as ranking pari passu with the Series D Preferred Stock, “Junior Securities” means the Common Stock of the Corporation and any other class of securities hereafter authorized that is specifically designated as junior to the Series D Preferred Stock, and “Senior Securities” means any class of securities hereafter authorized that is specifically designated as senior to the Series D Preferred Stock. The Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to herein as the “Designated Preferred Stock”.

3. Liquidation.

3.1. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or a Deemed Liquidation Event (as defined below), each holder of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities, but pari passu with the holders of Parity Securities, by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Preference of all shares held by such holder. The “Liquidation Preference” means, with respect to any share of Series D Preferred Stock on any given date, the sum of the applicable Liquidation Value and the amount of any accrued but unpaid dividends thereon; if any, whether or not declared, to and including such date. The “Liquidation Value” means $5.34 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such stock.

3.2. Participation after Liquidation Preference. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of the Liquidation Preference in Section 3.1 the Corporation shall have additional cash and other assets of the Corporation available for distribution to its stockholders, then the holders of the shares of Series D Preferred Stock shall participate pari passu with the holders of Parity Securities and the holders of Common Stock based on the then current conversion rate with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of the Corporation, if any.

3.3. Insufficient Assets. If upon any Liquidation Event or Deemed Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series D Preferred Stock the full preferential amount to which they are entitled under Section 3.1 and the holders of Parity Securities, if any, the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (a) the holders of the shares of Series D Preferred Stock and any such Parity Securities shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares and Parity Securities were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

3.4. Deemed Liquidation Events. A “Deemed Liquidation Event” means, unless otherwise determined by the holders of at least a majority of the Designated Preferred Stock then outstanding (voting together as a single class on an as-converted basis), (a) a sale, lease or transfer of all or substantially all of the Corporation’s assets to a non-affiliate of the Corporation; (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which the Corporation’s stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions; or (c) the grant of an (by territory, field of use or market) exclusive license to all or substantially all of the Corporation’s technology or intellectual property rights (determined on a consolidated basis with all of the Corporation’s direct and indirect subsidiaries) except where such exclusive license is made to one or more wholly-owned subsidiaries of the Corporation.

4. Dividends and Distributions.

4.1. Payment of Dividends and Distributions. The Series D Preferred Stock will not be entitled to dividends or distributions unless and until the Board declares that the Corporation shall pay a dividend or distribution in cash or other property of the Corporation (a “Distribution”) to holders of outstanding shares of Common Stock, in which event, the aggregate amount of each such Distribution (the “Distribution Amount”) shall be distributed as follows:

4.1.1. First, seventy percent (70%) of the Distribution Amount to the holders of shares of Designated Preferred Stock, on a pro rata basis, until such time as such holders of Designated Preferred Stock have received an aggregate amount in Distributions or other payments in respect of such holder’s shares of Designated Preferred Stock that is equal to the number of shares of Designated Preferred Stock owned by such holders multiplied by the Liquidation Value of such Designated Preferred Stock (such amount, the “Investment Amount”), and

4.1.2. Second, thirty percent (30%) of the Distribution Amount to the holders of shares of Common Stock, on a pro rata basis (and for such Distribution payment purposes, without treating the Designated Preferred Stock as converted to Common Stock unless and until such shares of Designated Preferred Stock have actually been converted).

Notwithstanding the foregoing, at such time as the holders of Designated Preferred Stock then outstanding have received the Investment Amount and the holders of Common Stock have received the amounts provided for in Section 4.1.2 above, the holders of the Designated Preferred Stock shall receive Distributions pari passu with the holders of the Common Stock on an as-converted basis, using the then-current conversion rate of such shares of Designated Preferred Stock.

4.2. Record Date. Any Distribution payable to the Series D Preferred Stock will have the same record and payment date and terms as the Distribution is payable on the Common Stock.

5. Voting Rights. The Series D Preferred Stock shall not have any voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as otherwise provided by applicable law. Notwithstanding the foregoing, so long as at least twenty-five percent (25%) of the Series D Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by law or this Certificate of Designation, the vote or consent of the holders of at least a majority of all shares of the Series D Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise, (i) any amendment, alteration or repeal of any provision of this Certificate of Designation, the Certificate of Incorporation or the Bylaws or otherwise alter or change any right, preference or privilege of the Series D Preferred Stock in a manner adverse to the Series D Preferred Stock, or (ii) the liquidation or dissolution of the Corporation or the sale, lease, pledge, mortgage, or other disposal of all or substantially all of the Corporation’s assets. Notwithstanding the foregoing, no vote of the holders of the Series D Preferred Stock shall be required in order to create or issue a new series of Preferred Stock to be designated as “Series E Preferred Stock” in connection with that certain Convertible Bonds Subscription Agreement, dated March 20, 2024, between the Corporation and the investor named therein.

6. Conversion.

6.1. Optional Conversion.

6.1.1. Right to Convert. Each Share of Series D Preferred Stock shall be convertible at any time and from time to time at the option of the holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Liquidation Value by the Conversion Price in effect on the Conversion Date (as defined below). The “Conversion Price” means $5.34 per share, subject to adjustment as provided below. Shares of Series D Preferred Stock shall not be convertible at any time that there are not a sufficient number of authorized shares of Common Stock not reserved for other purposes so that all outstanding shares of Series D Preferred Stock can be converted.

6.1.2. Notice of Conversion. Holders shall effect conversions by providing the Corporation with a conversion notice (a “Notice of Conversion”). Each Notice of Conversion shall specify the holder’s name, the number of shares to be converted, the number of shares owned prior to the conversion at issue, the number of shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Notice of Conversion to the Corporation in accordance with Section 10 (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. In connection with any conversion of shares, a holder shall surrender the certificate(s) representing such shares to the Corporation, and if not all shares represented thereby are so converted, then the Corporation will reissue a certificate for the shares remaining. Shares converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued. Within ten (10) days of the receipt of the Notice of Conversion, the Corporation shall deliver to the holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Preferred Stock (including any accrued and unpaid dividends thereon).

6.2. Mandatory Conversion.

6.2.1. Trigger Events. Upon the earlier to occur of: (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a public offering pursuant to an effective registration statement or offering statement (Regulation A) under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross proceeds to the Corporation, (b) the date on which the shares of Common Stock of the Corporation are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Designated Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of Series A-1 Preferred Stock outstanding voting as a separate class) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), each share of Series D Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted (without the payment of additional consideration by the holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Liquidation Value by the Conversion Price in effect at the Mandatory Conversion Time. Shares of Series D Preferred Stock so converted may not be reissued by the Corporation.

6.2.2. Procedural Requirements. All holders of record of shares of Series D Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares pursuant to this Section 6.2.2. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the shares converted pursuant to Section 6.2.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6.2.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for shares, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 6.3 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares converted. Such converted shares shall be retired and cancelled and may not be reissued as shares of Series D Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Preferred Stock accordingly.

6.3. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing sale price at such time. If the Corporation elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

6.4. Adjustments.

6.4.1. Adjustment for Corporate Actions. If the Corporation shall at any time or from time to time after the issuance of the Series D Preferred Stock (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) effect a subdivision of the outstanding Common Stock into a larger number of shares (including by way of a stock split), (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price then in effect immediately before such action shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 6.4.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6.4.2. Pro Rata Distributions. If the Corporation, at any time while Series D Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to holders of Series D Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, of which the denominator shall be the closing sale price of the Common Stock determined as of the record date mentioned above, and of which the numerator shall be such closing sale price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case, the adjustments shall be described in a statement provided to the holders of the portion of assets or evidence of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

6.4.3. Calculations. All calculations under this Section 6.4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 6.4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

6.4.4. Notice to Holders. Whenever the Conversion Price is adjusted pursuant to any of this Section 6.4, the Corporation shall promptly mail to each holder a notice setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment.

7. Redemption; Reissuances of Shares. Except as expressly provided in this Certificate of Designation, the Series D Preferred Stock is not redeemable, except at the option of the Corporation with the prior express written consent of the holders of the majority of all then outstanding shares of Series D Preferred Stock. In the event any shares shall be redeemed pursuant to this section or otherwise acquired by the Corporation or any subsidiary, the shares so redeemed or acquired shall automatically be canceled and returned to the status of authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein. Shares of Series D Preferred Stock converted to Common Stock shall automatically be canceled, but may not be reissued.

8. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall provide each holder of Series D Preferred Stock, at least ten (10) days prior to the date specified therein, notice in accordance with Section 10 specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9. Other Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent if sent by electronic transmission in compliance with the provisions of the General Corporation Law of the State of Delaware. Such communications must be sent to the Corporation, at its principal executive offices, and to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

10. Waiver. Any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of shares of Series D Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

11. No Sinking Fund. No sinking fund shall be created for the redemption or purchase of shares of the Series D Preferred Stock.

12. Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any initial issuance or delivery of the Series D Preferred Stock or certificates representing such shares, if any. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares in a name other than that in which the shares were registered, or in respect of any payment to any person other than a payment to the initial registered holder thereof.

13. Other Rights. The shares of Series D Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in this Certificate of Designation or as provided by applicable law.

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 7th day of June, 2024.

By:	/s/ Jonathan Cohen
Jonathan Cohen
Chief Executive Officer

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